Exhibit 99.1

Press Release	O'Hara House
One Bermudiana Road
Hamilton HM 08
Bermuda
Phone +1 441 292 8515
Fax +1 441 294 7307
www.xlgroup.com

Contact:	Abbe F. Goldstein, CFA	Carol Parker-Trott
	Investor Relations	Media Relations
	(203) 964-3573	(441) 294-7290

XL Group Announces Preliminary Loss Estimates
Related to Third Quarter 2017 Natural Catastrophes

Hamilton, Bermuda - October 11, 2017 - XL Group Ltd (“XL” and together with its subsidiaries, the “Company”) (NYSE: XL) today announced its preliminary estimate of net losses of approximately $1.33 billion relating to Hurricanes Harvey, Irma and Maria. For the third quarter of 2017, total catastrophe losses including smaller loss events are preliminarily estimated at approximately $1.48 billion. These preliminary estimates are pre-tax and net of reinsurance, reinstatement and adjustment premiums and redeemable non-controlling interest. On an after-tax basis, the preliminary estimate of total catastrophe net losses for the quarter is approximately $1.35 billion.
The Company’s preliminary estimates are based on a combination of catastrophe modeling, exposure analysis and preliminary ground-up notifications and are consistent with private insured market loss estimates for Hurricanes Harvey, Irma and Maria in the range of $75 billion to $90 billion.  Hurricanes Harvey, Irma and Maria each contributed approximately 25%, 40% and 25%, respectively, to the Company loss estimates, with 10% related to all other events in the quarter, most notably the Mexican earthquakes and Typhoon Hato.  The estimated losses are approximately evenly split between the Company’s Insurance and Reinsurance segments.  Following these events and meaningful reinsurance recoveries this quarter, the Company continues to have significant catastrophe reinsurance protections remaining for 2017 and 2018, including catastrophe bond protections, some of which extend through 2019.
Commenting on today’s announcement, XL’s Chief Executive Officer Mike McGavick said:
"Our hearts break at the havoc caused by these events; the terrible pain and anguish suffered. We are proud of our people, some of whom have had their own losses to deal with, who are working tirelessly with our partners to help our clients in these difficult times.
"And, as ever, the problem of underinsurance is again laid bare, afflicting especially those already less well off. It is appalling, and all of us with expertise to offer must bend our minds to solving these systemic failures.
"In terms of the effects on XL itself, given the specific nature of the events themselves our estimated losses are largely in line with our expectations, and our capital strength and talented teams ensure that we remain positioned to continue solving the risk needs of clients and brokers.
"As for market conditions, risk awareness has changed due to these events, and this in turn should cause the market to move towards more realistic and sustainable pricing for the risks undertaken."
Given the complexities and the nature of these particular events, including the magnitude, proximity and recent occurrence of these events, limited claims data received to date, the likelihood of longer development periods associated with the specific characteristics of these events, the geographic and infrastructure limitations related to the areas impacted and factors inherent in loss estimation, among other matters, there is considerable uncertainty associated with these loss estimates, and as such, they are accordingly subject to revision as additional information becomes available. Actual losses may differ materially from these preliminary estimates.
About XL Group Ltd
XL Group Ltd (NYSE: XL), through its subsidiaries and under the XL Catlin brand, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. Clients look to XL Catlin for answers to their most complex risks and to help move their world forward. To learn more, visit www.xlgroup.com.
Forward Looking Statements
This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “estimate,” “intend,” “plan,” “believe,” “project,” “anticipate,” “may,” "could," or "would" and similar statements of a future or forward-looking nature identify forward-looking statements. XL’s actual losses may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause XL’s actual losses to differ materially from those in such forward-looking statements includes (a) changes in the size of the Company’s claims relating to unpredictable natural or man-made catastrophe losses due to the preliminary nature of reports and estimates of loss and damage to date and the nature of these particular events, including their magnitude, proximity and recent occurrence, limited claims data received to date, the likelihood of longer development periods associated with the specific characteristics of these events, the geographic and infrastructure limitations related to the areas impacted and factors inherent in loss estimation; (b) changes in the number of insureds and ceding companies impacted or the ultimate number and value of individual claims relating to the relevant natural catastrophes due to the preliminary nature of reports and estimates of loss and damage to date; (c) the timely and full recoverability of under the relevant reinsurance protection, or other amounts due to us, or changes to our projections related to such recoverables; (d) actual loss experience from insured or reinsured events and the timing of claims payments being faster or the receipt of reinsurance recoverables being slower than we anticipated; and (e) the other factors set forth in our reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly any forward looking statement, whether as a result of new information, future developments or otherwise.
XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL's website, in addition to following its press releases, SEC filings and public conference calls and webcasts.